FOR IMMEDIATE RELEASE

CONTACTS:
Mark J. Allen
President
Interiors, Inc.
91 French Avenue
Braintree, Massachusetts  02184
Phone: 781.848.2133

interiors_mark@hotmail.com


                INTERIORS, INC. ANNOUNCES CHANGE IN CONTROL, DEBT
                    RESTRUCTURING, SALE OF BUSINESS UNITS AND
                         POSTPONEMENT OF ANNUAL MEETING

      BRAINTREE, MASSACHUSETTS, February 1, 2002 - Interiors, Inc. (OTCBB:INTXA) (the "Company") today announced that on December 27, 2001, a change in control of the Company occurred following the Company's issuance of 100,000 shares of newly created super-voting Series F Preferred Stock to Paladin Trading Company Ltd. The Series F Preferred Stock entitles the holder to elect 75% of the total number of directors then constituting the whole Board of Directors of the Company, and provides the holder with a majority of the votes eligible to be cast at a meeting of the shareholders of the Company.

      The Series F Preferred Stock was issued as part of a Debt Restructuring Agreement among the Company and certain of its secured creditors dated December 27, 2001, pursuant to which the Company restructured and reduced its obligations to such creditors. The Company also permitted the uncontested foreclosure by the secured creditors who had a first priority lien on the capital stock of the Company's Petals subsidiary, which collateralized the indebtedness owed by the Company to such secured creditors pursuant to secured loan agreements entered into by and between the Company and such secured creditors in 1999.

      The Company also announced that, pursuant to an asset purchase agreement dated December 24, 2001, on December 27, 2001, it sold all of the assets relating to its APF Master Framemakers Division to APF Acquisition Corp., an affiliate of the then Chairman, Chief Executive Officer and President of the Company. The purchase paid by APF Acquisition for the assets of the APF Master Framemakers Division was $1,750,000, consisting of (a) the assumption by APF Acquisition of $1.0 million of the Company's indebtedness to another of its secured creditors, as evidenced by a $1.0 million secured promissory note of APF Acquisition in favor of such creditor, and (b) execution and delivery to the Company of a $750,000 secured promissory note of APF Acquisition in favor of the Company, which may be reduced to $500,000 if certain conditions are met, including prepayment and obtaining release of other liabilities of the Company. In addition, APF Acquisition Corp. assumed certain additional liabilities of the Company. The closing of the sale of the APF Master Framemakers Division was subject to the delivery of a fairness opinion of and appraisal by Empire Valuation Consultants, which deemed the consideration paid by APF Acquisition to be fair to the Company from a financial point of view. Such fairness opinion and appraisal were delivered to the Company.

      The Company also announced that subsequent to the closing of the Debt Restructuring Agreement and the sale of the APF Master Framemakers Division two of the three members of the Board of Directors of the Company resigned as directors of the Company. The Chairman of the Board thereupon appointed a designee of the Series F Preferred Stock holder to fill one of the vacancies on the Board of Directors created by the aforesaid resignations. Subsequent to that appointment, the Chairman resigned from the Board of Directors. On January 23, 2002, Mark J. Allen was appointed to the Board by the aforementioned designee. Mr. Allen subsequently accepted the position of President of the Company. On January 31, 2002, the initial designee to the Board of Directors tendered his resignation to the Board.

      The Company also announced today that on January 23, 2002, it completed the sale of all of the capital stock of its indirect, wholly-owned subsidiary, Concepts 4, Inc., to Homada LLC. At the time of sale, the Company owed over $5 million to former shareholders of Concepts 4 in purchase price installments and notes, of which approximately $1.9 million was currently due and payable by the Company, and which was secured by a pledge of 10 million shares of the Company's common stock. The purchase price paid by Homada for Concepts 4 included Homada's assumption of the indebtedness of the Company to the former shareholders of Concepts 4 plus payment of an additional $1.5 million; $750,000 of which was paid in cash at closing, $125,000 of which was paid by execution and delivery of an unsecured promissory note of Homada which was paid on January 30, 2002, and $625,000 of which was paid by execution and delivery of an unsecured promissory note of Homada which is payable over five years. As a result of the sale, the 10 million shares of Company stock held as collateral for the indebtedness was returned to the Company and retired. All cash proceeds from the sale of Concepts 4 were paid directly to the Company's first priority senior secured lender. Additional contingent purchase consideration may be payable based upon the achievement of certain operating results of Concepts 4 over the next three years.

      The Company also confirmed today that its 2001 annual meeting of stockholders, originally scheduled for December 21, 2001 and rescheduled for Friday, January 18, 2002, has been postponed and will be conducted in the future on a date to be determined.

      The transactions completed pursuant to the Debt Restructuring Agreement, including the change in control, and the sale of the APF Master Framemakers Division are described in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 23, 2002. The Company's sale of its Concepts 4 subsidiary will be described in a Current Report on Form 8-K to be filed on or before February 7, 2002. The aforesaid sales of assets and subsidiaries have effectively concluded the Company's previously disclosed formal plan adopted by the Board of Directors in late 2000 to sell various assets of the Company in order to reduce the Company's indebtedness.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by Interiors, Inc.) contains statements that are forward-looking, such as statements relating to consummation of the transaction, anticipated future revenues of the companies and success of current product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Interiors, Inc. For a description of additional risks and uncertainties, please refer to Interiors, Inc.'s filings with the Securities and Exchange Commission, including forms 10-K and 10-Q.

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